Exhibit 99.(h)(1)(h)

AMENDMENT TO PARTICIPATION AGREEMENT

Modern Woodmen of America (the “Society”) and each of BNY Mellon Variable Investment Fund and BNY Mellon Sustainable U.S. Equity Portfolio, Inc. (each, a “Fund”, and collectively, the “Funds”), entered into a certain participation agreement dated May 1, 2002, as previously amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of July 24, 2024, by and among the Society, on its own behalf and on behalf of the separate account of the Society as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), and the Fund (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties desire to amend the Participation Agreement as a result of changes to Rule 30e-3 under the Investment Company Act of 1940;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Society and the Fund hereby agree to supplement and amend the Participation Agreement as follows:

1.	Sections 2 through 8 of the Amendment to Participation Agreement dated effective May 1, 2021 are hereby deleted in their entirety and replaced with the following:

2.	Provision of Fund Documents; Website Posting.

(a).        Fund Documents. The Fund is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(b).        Deadline for Providing, and Currentness of, Fund Documents.

(i).        The Fund shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Society (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Certificates.

(ii).       The Fund shall provide the Shareholder Reports on a timely basis (to facilitate the required website posting and mailing).

(c).         Format of Fund Documents. The Fund shall provide the Fund Documents to the Society (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)          are both human-readable and capable of being printed on paper in human-readable format (in accordance with and paragraph (h)(2)(i) of Rule 498A);

(ii)         permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)       permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).        Website Hosting. The Society shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfill their obligations under this Amendment.

(e).        Use of Summary Prospectuses.

(i).         The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Certificate described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).       The Fund shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).         Website Hosting Fee (Expense Allocation). The Fund shall bear the costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Society through the payment of a quarterly Website Hosting Fee to the Society.

(i).         Amount of Fee. The Website Hosting Fee shall be at an annual rate of 0.01% of the assets of the Fund Portfolios attributable to the Society’s Certificates, calculated as 0.0025% of those assets as of the close of business on the last business day of each calendar quarter.

(ii).       Payment of Fee. The Fund shall pay the Website Hosting Fee to the Society within 15 business days after the end of the calendar quarter.

(iii).      Review and Renegotiation. From time to time, the Parties shall review the Website Hosting Fee to determine whether it reasonably approximates the Society’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the

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Society. The Parties agree to negotiate in good faith any change to the Website Hosting proposed by a Party.

3.	Content of Fund Documents. The Fund shall be responsible for the content and substance of the Fund Documents as provided to the Society, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund shall be responsible for ensuring that the Fund Documents as provided to the Society:

(a).         Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).         Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.	Provision of Fund Documents for Paper Delivery. The Fund shall:

(a).         At their expense, as the Society may reasonably request from time to time, provide the Society with sufficient paper copies of the then current Fund Documents, so that the Society may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Certificate Holders (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Society requests shall be fulfilled reasonably promptly, but in no event more than 10 business days after the request from the Society is received by the Fund.

(b).         Alternatively, if requested by the Society in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).         The Fund shall reimburse the Society for the costs of mailing the Fund Documents to Certificate Holders. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting Fee specified above.

5.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Certificates. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Certificates (and as otherwise reasonably requested by the Society), but in no event later than 90 calendar days after the close of each Portfolio’s fiscal year:

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(a).         the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with Instruction 16 to Item 4 of Form N-4); and

(b).         the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c).         the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with Instruction 7 to Item 17 of Form N-4).

6.	Construction of this Amendment; Participation Agreement.

(c).         This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(d).         To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.	Termination. This Amendment shall terminate upon the earlier of:

(e).         termination of the Participation Agreement; or

(f).          60 days written notice from any Party to the other Parties.

8.	Indemnification. The Fund specifically agrees to indemnify and hold harmless the Society (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Society (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

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9.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in ..pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Society:

MODERN WOODMEN OF AMERICA, on behalf of itself and the Account

By:	/s/ Jerald J. Lyphout
Print Name:	Jerald J. Lyphout
Title:	President

The Fund:

BNY MELLON VARIABLE INVESTMENT FUND

(f/k/a Dreyfus Variable Investment Fund)

By:	/s/ Deirdre Cunnane
Print Name:	Deirdre Cunnane
Title:	Vice President and Assistant Secretary

BNY MELLON SUSTAINABLE U.S. EQUITY PORTFOLIO, INC.

(f/k/a The Dreyfus Socially Responsible Growth Fund, Inc.)

By:	/s/ Deirdre Cunnane
Print Name:	Deirdre Cunnane
Title:	Vice President and Assistant Secretary

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